EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2017
Third Quarter Results and Declares Dividend
• EPS of $0.75 on 7.3% Sales Gain
• Raises Full-Year Guidance

CLEVELAND, OHIO (April 27, 2017) - Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for the third quarter and nine months ended March 31, 2017.
Net sales for the quarter were $679.3 million, an increase of 7.3% compared with $633.2 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 0.4% increase from acquisition-related volume and favorable foreign currency translation of 0.1%. Excluding these factors, organic growth was up 6.8%, which includes a 0.8% benefit from a higher number of selling days in the quarter. Net income for the quarter was $29.5 million, or $0.75 per share, compared with a net loss of $44.7 million, or $1.14 per share, in the third quarter of fiscal 2016.

For the nine months ended March 31, 2017, sales increased 1.4% to $1.91 billion from $1.88 billion in the same period last year. Net income increased to $80.9 million from $3.5 million, and earnings per share increased to $2.06 per share from $0.09 per share, last year. Prior year results for both the quarter and year to date include a non-cash charge of $1.62 per share for goodwill impairment and a charge of $0.13 per share for restructuring activities.

Commenting on the Company’s performance, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Our results reflect a solid third quarter with continued sales per day improvements across our core operations and ongoing operational excellence activities throughout the business. We are well-positioned to build on this momentum and deliver a strong finish to our fiscal 2017.”

Outlook
“Entering the fourth quarter of our fiscal year, we are increasing our sales and earnings per share guidance,” he added. “We expect fourth quarter sales to increase 6.0% to 8.0% over the prior year quarter and earnings per share for our final quarter to be in the range of $0.68 to $0.78 per share. This results in full-year EPS guidance of $2.74 to $2.84 per share, higher than our previous guidance range of $2.50 to $2.60 per share. We remain focused on serving new and existing customers, expanding our capabilities and generating value for all Applied stakeholders.”

Dividend
Mr. Schrimsher announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.29 per common share, payable on May 31, 2017, to shareholders of record on May 15, 2017.

Share Repurchases
During the quarter, the Company purchased 45,000 shares of its common stock in open market transactions for $2.8 million. Fiscal year to date, the Company has purchased 162,500 shares for a total of $8.2 million. At March 31, 2017, the Company had remaining authorization to purchase 1,450,000 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on April 27, 2017. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-931-6429 or 1-212-231-2931 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21849778.

About Applied Industrial Technologies
Founded in 1923, Applied Industrial Technologies is a leading industrial distributor serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “expect,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

INVESTOR RELATIONS
Mark O. Eisele
Vice President - Chief Financial Officer & Treasurer
216-426-4417

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net Sales	$ 679,304	$ 633,172	$ 1,912,275	$ 1,885,422
Cost of sales	488,502	458,379	1,370,687	1,356,450
Gross Profit	190,802	174,793	541,588	528,972
Selling, distribution and administrative,
including depreciation	145,335	143,031	415,247	417,822
Goodwill impairment	0	64,794	0	64,794
Operating Income (Loss)	45,467	(33,032)	126,341	46,356
Interest expense, net	2,165	2,359	6,411	6,704
Other (income) expense, net	(47)	65	(656)	1,124
Income (Loss) Before Income Taxes	43,349	(35,456)	120,586	38,528
Income Tax Expense	13,855	9,272	39,636	35,018
Net Income (Loss)	$ 29,494	$ (44,728)	$ 80,950	$ 3,510
Net Income (Loss) Per Share - Basic	$ 0.76	$ (1.14)	$ 2.08	$ 0.09
Net Income (Loss) Per Share - Diluted	$ 0.75	$ (1.14)	$ 2.06	$ 0.09
Average Shares Outstanding - Basic	38,999	39,107	39,009	39,328
Average Shares Outstanding - Diluted	39,462	39,107	39,384	39,548

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the first quarter of fiscal 2017, we early adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. As part of this adoption, the condensed statement of consolidated cash flows for the nine months ended March 31, 2016 has been restated resulting in an increase in net cash provided by operating activities and net cash used in financing activities of $0.9 million.

(3) During the first quarter of fiscal 2017, we adopted Accounting Standards Update No. 2015-03, simplifying the presentation of debt issue costs. The retrospective adoption of this standard resulted in the reclassification as of June 30, 2016 of unamortized debt issue costs of $0.1 million from other current assets to a reduction of current portion of long-term debt and $0.4 million from other assets to a reduction of long-term debt on the Company's condensed consolidated balance sheets.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2017	2016

Assets
Cash and cash equivalents	$ 67,313	$ 59,861
Accounts receivable, less allowances of $10,470 and $11,034	390,874	347,857
Inventories	344,743	338,221
Other current assets	33,181	35,582
Total current assets	836,111	781,521
Property, net	106,773	107,765
Goodwill	205,341	202,700
Intangibles, net	168,404	191,240
Deferred tax assets	12,652	12,277
Other assets	17,410	16,522
Total Assets	$ 1,346,691	$ 1,312,025

Liabilities
Accounts payable	$ 150,255	$ 148,543
Current portion of long-term debt	4,012	3,247
Other accrued liabilities	116,298	122,493
Total current liabilities	270,565	274,283
Long-term debt	317,382	324,583
Other liabilities	52,874	55,243
Total Liabilities	640,821	654,109
Shareholders' Equity	705,870	657,916
Total Liabilities and Shareholders' Equity	$ 1,346,691	$ 1,312,025

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2017	2016

Cash Flows from Operating Activities
Net income	$ 80,950	$ 3,510
Adjustments to reconcile net income to net cash provided
by operating activities:
Goodwill impairment	0	64,794
Depreciation and amortization of property	11,364	12,041
Amortization of intangibles	18,387	19,065
Amortization of stock appreciation rights and options	1,533	1,241
(Gain) loss on sale of property	(1,540)	275
Other share-based compensation expense	2,836	2,073
Changes in assets and liabilities, net of acquisitions	(36,375)	(15,294)
Other, net	1,351	3,591
Net Cash provided by Operating Activities	78,506	91,296
Cash Flows from Investing Activities
Property purchases	(11,787)	(9,441)
Proceeds from property sales	2,724	372
Acquisition of businesses, net of cash acquired	(2,778)	(56,142)
Net Cash used in Investing Activities	(11,841)	(65,211)
Cash Flows from Financing Activities
Net (repayments) borrowings under revolving credit facility	(4,000)	23,000
Long-term debt borrowings	0	125,000
Long-term debt repayments	(2,514)	(97,826)
Purchases of treasury shares	(8,242)	(37,464)
Dividends paid	(33,236)	(32,342)
Acquisition holdback payments	(7,694)	(10,658)
Taxes paid for shares withheld for equity awards	(3,373)	(937)
Exercise of stock appreciation rights and options	306	413
Other, net	0	778
Net Cash used in Financing Activities	(58,753)	(30,036)
Effect of Exchange Rate Changes on Cash	(460)	(2,587)
Increase (decrease) in cash and cash equivalents	7,452	(6,538)
Cash and cash equivalents at beginning of period	59,861	69,470
Cash and Cash Equivalents at End of Period	$ 67,313	$ 62,932